October 21, 2005

Mail Stop 4561

By U.S. Mail and facsimile to (979)543-1906

Mr. David Zalman,
President and Chief Executive Officer
Prosperity Bancshares, Inc.
Prosperity Bank Plaza
4295 San Felipe
Houston, TX  77027

Re:	Prosperity Bancshares, Inc
      Form 10-K for Fiscal Year Ended December 31, 2004
	File No.  000-25051

Dear Mr. Zalman:

	We have completed our targeted review of your Form 10-K and related filings and have no further comments at this time.

					Sincerely,



		Amit Pande
		Assistant Chief Accountant